Exhibit 10.27
RESTRICTED STOCK GRANT AGREEMENT
PURSUANT TO THE ERA GROUP INC.
2012 SHARE INCENTIVE PLAN
RESTRICTED STOCK GRANT AGREEMENT (the “Agreement”), dated as of [date] (the “Date of Grant”) between Era Group Inc., a Delaware corporation (the “Company”), and [name] (the “Grantee”).
RECITALS:
WHEREAS, the Company has adopted the Era Group Inc. 2012 Share Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and
WHEREAS, the Company has determined that it would be in the best interests of the Company and its stockholders to issue and grant to the Grantee pursuant to the Plan, for the purpose of attracting, motivating, and retaining select employees by providing employees with an interest in the growth and development of the Company, shares of the Company’s common stock, par value $0.01 (“Common Stock”). The Grantee desires to accept shares of the Company’s Common Stock, upon the terms and subject to the conditions hereinafter provided;
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grant of Restricted Stock. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Grantee [number] shares of (restricted) Common Stock (the “Restricted Stock”). Except as otherwise provided herein including, without limitation, the provisions of Paragraph 3, 7 and 8 hereof, the Grantee shall have with respect to the Restricted Stock all of the rights of a holder of Common Stock, including the right to receive dividends, if paid, and the right to vote the Common Stock, provided, however, that, prior to the record date for any dividend, the Committee shall determine, in its sole discretion, whether (i) the Grantee shall immediately receive the dividend on the Restricted Stock on the payment date, notwithstanding the vesting date of the underlying Restricted Stock as set forth in Paragraph 2 below or (ii) the amount of the dividend otherwise payable on the Restricted Stock shall be held in escrow from and after the dividend payment date until the Restricted Stock vests, at which time the amount of the dividend shall be paid to the Grantee. The Company shall cause the Restricted Stock to be issued in the name of the Grantee on the books and records of the Company promptly following execution of this Agreement by the Grantee. The Grantee acknowledges that the Restricted Stock is uncertificated and shall be credited to an escrow account until the lapse of the restriction period. Upon the request of the Company, the Grantee agrees to execute and deliver to the Company a stock power in a form satisfactory to the Company, duly endorsed in blank, relating to the Restricted Stock.

2.Vesting.

a.
Subject to the terms and conditions set forth herein and in the Plan, the Restricted Stock shall vest in equal installments on each of the first three anniversaries of [date] (each, a “Vesting Date”); provided, however, that, if any scheduled Vesting Date occurs during a trading “blackout” period with respect to the Grantee (a “Blackout Period”), then the Restricted Stock otherwise ordinarily scheduled to vest on such Vesting Date shall instead vest on the earlier of (a) the first day following the termination of the applicable Blackout Period, or (b) December 31 of the year in which the Vesting Date was originally scheduled to occur.
Notwithstanding the foregoing, the Restricted Stock shall vest immediately, without any action on the part of the Company (or its successor as applicable) or the Grantee if, prior to a Forfeiture (as defined below) by the Grantee, any of the following events occur:

(i)	the death of the Grantee;

(ii)	the Grantee becomes disabled (as defined below);

(iii)	the Retirement (as defined below) of the Grantee;

(iv)	the termination of the Grantee’s employment with the Company and/or its subsidiaries, as applicable, by the Company (or applicable subsidiaries) without Cause (as defined below); or

(v)	the occurrence of a Change in Control of the Company.

b.	As used in this Agreement, the following terms shall have the following respective meanings:
“Cause” shall mean (i) fraud, embezzlement or gross insubordination on the part of the Grantee or breach by the Grantee of his or her obligations under any Company policy or procedure; (ii) conviction of or the entry of a plea of nolo contendere by the Grantee for any felony; (iii) a material breach of, or the willful failure or refusal by the Grantee to perform and discharge, his or her duties, responsibilities or obligations, as a Grantee; or (iv) any act of moral turpitude or willful misconduct by the Grantee which (A) is intended to result in substantial personal enrichment of the Grantee at the expense of the Company or any of its subsidiaries or affiliates or (B) has a material adverse impact on the business or reputation of the Company, or any of its subsidiaries or affiliates. However, nothing in this Agreement shall be deemed to alter in any way the at-will nature of the employment relationship between Grantee and Company, unless a separate employment agreement for a fixed term is signed by the President of the Company.
“Disabled” shall mean that by reason of injury or illness (including mental illness) the Grantee shall be unable to perform full-time employment duties for ninety (90) consecutive days or 120 days in a 12-month period.
“Retirement” shall mean Grantee’s formal retirement from employment with the Company under acceptable circumstances as determined by the Committee in its sole discretion (which determination may be conditioned upon, among other things, the Grantee entering into a non-competition agreement with the Company).
3.Forfeiture. Except as set forth in Paragraph 2(a) hereof, upon termination of the Grantee’s employment with the Company, any unvested shares of this Restricted Stock award shall not vest and all such unvested shares shall immediately thereupon be forfeited by the Grantee to the Company without any consideration therefor (a “Forfeiture”).

4.Representations and Warranties of Grantee. The Grantee hereby represents and warrants to the Company as follows:

a.	The Grantee has the legal right and capacity to enter into this Agreement and fully understands the terms and conditions of this Agreement.

b.
The Grantee is acquiring the Restricted Stock for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the United States Securities Act of 1933, as amended (the “Securities Act”).

c.
The Grantee understands and agrees that none of the shares of the Restricted Stock may be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except in compliance with this Agreement and the Securities Act pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws, and then only in accordance with the Era Group Inc. Insider Trading and Tipping Procedures and Guidelines (the “Insider Trading Policy”). The Grantee further understands that the Company has no obligation to cause or to refrain from causing the resale of any of the shares of the Restricted Stock or any other shares of its capital stock to be registered under the Securities Act or to comply with any exemption under the Securities Act which would permit the shares of the Restricted Stock to be sold or otherwise transferred by the Grantee. The Grantee further understands that, without approval in writing pursuant to the Insider Trading Policy, no trade may be executed in any interest or position relating to the future price of Company securities, such as a put option, call option, or short sale (which prohibition includes, among other things, establishing any “collar” or other mechanism for the purpose of establishing a price).

5.    Transferability. The Grantee shall not transfer or assign the Restricted Stock except as permitted in accordance with Section 17 of the Plan.
6.    Withholding. All payments or distributions of Restricted Stock or with respect thereto shall be net of any amounts required to be withheld pursuant to applicable federal, national, state and local tax withholding requirements. The Company may require the Grantee to remit to it an amount sufficient to satisfy such tax withholding requirements prior to delivery of any certificates for such Restricted Stock or with respect thereto. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the Grantee as the Company shall determine. The Company may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit the Grantee to pay all or a portion of the federal, national, state and local withholding taxes arising in connection with the Restricted Stock or any payments or distributions with respect thereto by electing to have the Company withhold Common Stock having a Fair Market Value equal to the amount to be withheld, provided that such withholding shall only be at rates required by applicable statues or regulations. Notwithstanding the foregoing, if any portion of the Restricted Stock vests during a Blackout Period (including any portion that vests in connection with a termination of the Grantee’s employment), the Grantee’s applicable tax withholding obligation(s) with respect to such vested portion shall be satisfied by the Company withholding Common Stock having a Fair Market Value equal to the amount to be withheld, provided that such withholding shall only be at rates required by applicable statues or regulations.

7.    Restrictive Covenants. In consideration for the grant of Restricted Stock described above, Grantee agrees as follows:

a.
Confidentiality. The Grantee shall be provided during employment and shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or an affiliate, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he or she acquires during the period of employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his or her work as an employee of the Company or an affiliate, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him or her to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his or her violation of this Paragraph 7(a). Grantee hereby agrees that prior to or immediately following his or her termination of employment he or she shall return all Company property in his or her possession (and signing a written acknowledgement to this effect), including but not limited to all computer software, computer access codes, laptops, cell phones, personal handheld devices, keys and access cards, credit cards, vehicles, telephones, office equipment and all copies (including drafts) of any documentation or information (however and wherever stored) relating to the business of the Company or an affiliate.

b.
Non-solicitation of employees and customers. For and in consideration of the grant of Restricted Stock pursuant to the terms hereof, and in recognition of the fact that the Grantee will be provided confidential information, customer goodwill, and other valuable rights of the Company or an affiliate which must be protected, and ancillary to those agreements between the parties, the Grantee covenants and agrees that he/she will not, at any time during his/her employment with the Company or any affiliate and for a period of twelve (12) months thereafter, in the geographic area for which Grantee was responsible while employed by the Company or any affiliate (specifically including the following parishes and municipalities within Louisiana in which the Company conducted business during the final two years of Grantee’s employment: Calcasieu, Cameron, Lafayette, Lafourche, Orleans, Plaquemines, St. Mary, Terrebonne and Vermilion), directly or indirectly, solicit or induce any customer that the Grantee serviced at the Company or any affiliate about whom the Grantee gained confidential information during his/her employment with the Company or any affiliate in an attempt to divert, transfer, or otherwise take away business from the Company or an affiliate. The Grantee further agrees that during his/her employment by the Company or any affiliate and for a period of twelve (12) months thereafter, the Grantee shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing, an exempt employee of the Company or any affiliate to accept employment or affiliation with another firm or corporation engaging in such business or activity of which the Grantee is an employee, owner, partner or consultant.

c.
Non-compete. In consideration of the grant of Restricted Stock pursuant to the terms hereof, and in recognition of the fact that the Grantee will be provided confidential information, customer goodwill, and other valuable rights of the Company or an affiliate which must be protected, and ancillary to those agreements between the parties, the Grantee covenants and agrees that he/she will not, at any time during his/her employment with the Company or an affiliate and for a period of twelve (12) months thereafter, in the geographic area for which Grantee was responsible while employed by the Company or any affiliate (specifically including the following parishes and municipalities within Louisiana in which the Company conducted business during the final two years of Grantee’s employment: Calcasieu, Cameron, Lafayette, Lafourche, Orleans, Plaquemines, St. Mary, Terrebonne and Vermilion), directly or indirectly, engage in any business or in any activity related to providing helicopter transport services, buying, leasing or selling helicopters, and engaging in any other business for the Company which the Grantee has primary responsibility for the Company. It is not the intent of this covenant to bar the Grantee from employment in any company in the general aviation services market, only to limit specific and direct competition with the Company. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Grantee from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved.
8.    Restrictive Covenant Breach. The Company may cancel, rescind, suspend, withhold or otherwise limit or restrict all grants of Restricted Stock under this Agreement at any time that the Grantee is not in compliance with subdivisions b and/or c of Paragraph 7 above. If the Grantee chooses to violate subdivisions b and/or c of Paragraph 7 above, the Company shall be entitled to receive from Grantee all vested Restricted Stock previously issued to the Grantee under this Agreement, and if Grantee has sold, transferred or otherwise disposed of the vested Restricted Stock, the Grantee shall immediately pay to the Company the Fair Market Value of such Common Stock on the date(s) such Restricted Stock vested, without regard to any taxes that may have been deducted from such amount. To the extent that the Company is required to seek enforcement of the provisions of Paragraph 7(b) and / or 7(c) above, the Company shall be entitled to an award of attorney fees should it prevail in any such action
9.    Scope. The Company and the Grantee agree that the duration and geographic scope of the Restrictive Covenant provision set forth in Paragraph 7 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Grantee agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and the Grantee agree that a court of competent jurisdiction may modify the duration and geographic scope of the Restrictive Covenants to the extent necessary to render the provision reasonable and enforceable. The Company and the Grantee intend that the Restrictive Covenants shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.
10.    Remedies. In the event of a breach or threatened or intended breach of this Agreement, the Company shall be entitled, in addition to remedies otherwise available to the Company at law or in equity, to a temporary restraining order and/or injunction, preliminary or final, enjoining and restraining such breach or threatened or intended breach. The Company shall be entitled, in addition to any damages or other relief awarded by the court, to an award for reasonable attorney’s fees and costs incurred in such litigation.
11.    Notices. Any notice required or permitted hereunder shall be deemed given only when delivered personally or when deposited in a United States Post Office as certified mail, postage prepaid, addressed, as appropriate, if to the Grantee, at such address as the Company shall maintain for the Grantee in its personnel records or such other address as he may designate in writing to the Company, and if to the Company, at 818 Town &

Country Blvd., Suite 200 Houston, Texas 77024, Attention: General Counsel or such other address as the Company may designate in writing to the Grantee.
12.    Entire Agreement. This Agreement and the Plan contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, discussions and understandings (whether oral or written and whether express or implied) with respect to such subject matter.
13.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
14.    Tenure. The Grantee’s right to continue to serve the Company or any of its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by the award hereunder.
15.    Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Grantee, his executors, administrators, personal representatives and heirs. In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.
16.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to principles and provisions thereof relating to conflict or choice of laws.
17.    Amendment and Termination. This Agreement may not be amended or terminated unless such amendment or termination is in writing and duly executed by each of the parties hereto.

18.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.
IN WITNESS WHEREOF, the Company has executed this Agreement on the date and year first above written.

Era Group Inc.

Christopher Bradshaw
President & Chief Executive Officer

The undersigned hereby accepts, and agrees to, all terms and provisions of this Agreement as of the date and year first above written.

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Name: